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Exhibit 4(h)

CN REAL ESTATE INVESTMENT CORPORATION II

ARTICLES OF AMENDMENT AND RESTATEMENT

        CN REAL ESTATE INVESTMENT CORPORATION II, a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    CN Real Estate Investment Corporation II desires to, and does hereby, amend and restate its charter (the "Charter") as currently in effect.

        SECOND:    The following provisions are all the provisions of the Charter currently in effect as amended and restated hereby:

ARTICLE I

NAME

        The name of the corporation (the "Corporation") is:

CN Real Estate Investment Corporation II

ARTICLE II

PURPOSE

        The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

        The address of the principal office of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202-3242. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202-3242.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE
STOCKHOLDERS AND DIRECTORS

        Section 4.1    Number of Directors.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be fixed pursuant to the bylaws of the Corporation (the "Bylaws") but shall never be more than nine (9) nor less than the minimum number required by the Maryland General Corporation Law (the "MGCL"). The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

        Section 4.2    Extraordinary Actions.    Except as otherwise specifically provided in Section 4.10 of this Article IV and in Article VIII of the charter of the Corporation (the "Charter"), notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action, such action shall be valid and effective if taken or approved by the affirmative vote of at least a majority of all votes entitled to be cast by the stockholders on the matter.

        Section 4.3    Authorization by Board of Stock Issuance.    The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend or as otherwise permitted by law), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

        Section 4.4    Preemptive Rights.    Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

        Section 4.5    Indemnification.    The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

        Section 4.6    Determinations by Board.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

        Section 4.7    REIT Qualification.    If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

        Section 4.8    Business Combinations; Control Share Acquisitions.    Any business combination between the Corporation and any Interested Stockholder or any Affiliate of an Interested Stockholder (both as defined in Section 3-601 of the MGCL), or any other person or entity, is hereby exempted from the provisions of Section 3-602 of the MGCL. In addition, Subtitle 7 of Title 3 of the MGCL shall not apply to any acquisition of shares of stock of the Corporation by any person.

        Section 4.9    Rights of Objecting Stockholders.    No stockholder of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Subtitle 2 of Title 3 of the MGCL.

        Section 4.10    Removal of Directors.    Subject to the rights of holders of shares of one or more classes or series of Preferred Stock to elect one or more directors and to remove such directors so elected, a director may be removed from office, with or without cause, only by the affirmative vote of at least two-thirds (2/3) of all votes entitled to be cast by the stockholders for the election of directors.

ARTICLE V

STOCK

        Section 5.1    Authorized Shares.    The Corporation has authority to issue 30,000,000 shares of stock, consisting of 23,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and 7,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $300,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

        Section 5.2    Common Stock.    Subject to the express terms of any other class or series of stock of the Corporation then outstanding, each share of Common Stock shall entitle the holder thereof to one vote on each matter upon which stockholders are entitled to vote and to receive dividends and other distributions as may be authorized and declared from time to time by the Board of Directors in accordance with and subject to provisions of the Charter of the Corporation and applicable law.

        Section 5.3    Preferred Stock.    Of the 7,000,000 shares of Preferred Stock authorized, 300,000 shares are classified and designated as shares of the Series A Non-Cumulative Preferred Stock ("Series A Preferred Stock") and 6,700,000 shares are unclassified. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Series A Preferred Stock are set forth in Section 5.6 of this Article V. Any shares of Preferred Stock which are unclassified will be issued, from time to time, in one or more classes or series with such designations, and with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions as may be set by the Board of Directors pursuant to Section 5.4 of this Article V.

        Section 5.4    Classified or Reclassified Shares.    The Board of Directors may classify or reclassify any unissued shares of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of shares of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of shares of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter of the Corporation (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

        Section 5.5    Charter and Bylaws.    All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

        Section 5.6    Series A Preferred Stock Terms and Conditions.

        (a)  Dividends and Distributions.

          (i)    Subject to the rights of the holders of any shares of any other class or series of Preferred Stock (or any similar stock) ranking prior and superior to, or on a par with, the shares of Series A Preferred Stock with respect to dividends, the holder of record of each share or fraction of a share of Series A Preferred Stock, in preference to the holders of any other class or series of stock of the Corporation (including shares of Common Stock), shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available to the extent such funds are available for the purpose, quarterly dividends payable in cash on or prior to the last day of January, April, July and October, as applicable, in each year (each such date being referred to in this Section 5.6(a)(i) as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of such share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to $2.125 per share ($8.50 per annum); provided, however, that if such share or fraction of a share is issued less than three months prior to a Quarterly Dividend Payment Date, the quarterly dividend which the holder of such share or fraction of a share shall be entitled to receive on the first Quarterly Dividend Payment Date after the issuance of such share or fraction of a share shall be prorated based upon the number of days between the date of first issuance of such share or fraction of a share and the first Quarterly Dividend Payment Date after such issuance as a percentage of the number of days between the first day of the second calendar month preceding the month in which such Quarterly Dividend Payment Date occurs and such Quarterly Dividend Payment Date.

          (ii)  The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (i) of this Section 5.6(a) immediately before it declares any dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that dividends shall be non-cumulative. Accordingly, if the Corporation fails to declare a dividend on the Series A Preferred Stock for a quarterly dividend period, then the holders of shares of Series A Preferred Stock will have no right to receive a dividend on such shares for that quarter, and the Corporation will have no obligation to pay a dividend for that quarter, whether or not dividends are declared and paid for any future quarter with respect to either the Series A Preferred Stock or the Common Stock of the Corporation. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

        (b)  Voting Rights.

          (i)    Subject to any provisions for adjustment set forth in the Charter of the Corporation, each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of stockholders of the Corporation.

          (ii)  Except as otherwise provided in the Charter of the Corporation, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (iii)  Holders of shares of Series A Preferred Stock shall have the right to vote on all matters submitted to a vote of the holders of shares of Common Stock and of shares of any other class or series of stock which may be entitled to vote thereon, together with the holders of shares of Common Stock.

        (c)  Certain Restrictions.

          (i)    Whenever quarterly dividends or other dividends or distributions that have been declared on the Series A Preferred Stock remain outstanding and payable and until such unpaid dividends and distributions shall have been paid in full, the Corporation shall not, directly or indirectly:

            (A)  declare or pay dividends on, or make any other distributions with respect to, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

            (B)  declare or pay dividends on, or make any other distributions with respect to any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (C)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

            (D)  redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (ii)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration, directly or indirectly, any shares of stock of the Corporation unless the Corporation could, under paragraph (i) of this Section 5.6(c), purchase or otherwise acquire such shares at such time and in such manner.

        (d)  Reacquired Shares.

        Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new class or series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Charter of the Corporation, in any articles supplementary creating a class or series of Preferred Stock or any similar stock or as otherwise required by law.

        (e)  Liquidation, Dissolution or Winding Up.

          (i)    Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to: (1) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the sum of $100 per share (the "Liquidation Preference") plus any declared and unpaid dividends; or (2) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the shares of Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. After payment of the full amount of the Liquidation Preference plus declared and unpaid dividends to which they are entitled, the holders of shares of Series A Preferred Stock will not be entitled to further participation in any distribution of assets of the Corporation.

          (ii)  Neither the voluntary sale, conveyance, exchange or transfer (for cash, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of the Corporation with any one or more corporations or other entities, shall be deemed a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, unless such voluntary sale, conveyance or exchange shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

        (f)    Consolidation, Merger or Other.

        In the event the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such event each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to $100.

        (g)  Redemption.

          (i)    The Series A Preferred Stock may be redeemed by the Corporation any time after September 30, 2005 upon 30 days written notice, for a redemption price equal to $100 per share plus any declared and unpaid dividends. The notice of redemption for the Series A Preferred Stock shall set forth all the following: (1) the class or series of shares or part of any class or series of shares to be redeemed; (2) the date fixed for redemption; (3) the redemption price; and (4) the place in which the stockholders may obtain payment of the redemption price upon surrender of their share certificates.

          (ii)  The Corporation will have the right at any time to redeem the shares of Series A Preferred Stock at a redemption price equal to the Liquidation Preference plus any declared and unpaid dividends thereon after one of the following two events have occurred:

            (A)  The receipt by the Corporation of advice from a nationally recognized law or accounting firm that, as a result of (i) any amendment to, clarification of or change (including any announced prospective change) in the laws or treaties (or any regulation thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any official administrative notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or

    (iii) any amendment to, clarification of or change in the official position or the interpretation of such Administrative Action or judicial decision or any judicial interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Stock, there is more than an insubstantial risk that a dividend paid or to be paid by the Corporation with respect to the capital stock of the Corporation is not, or will not be, fully deductible for United States federal income tax purposes (a "Tax Event"); or

            (B)  The receipt by City National Bank, a national banking association ("CNB") or City National Corporation, a Delaware corporation (the "Parent Company") of an opinion of independent bank regulatory counsel experienced in such matters to the effect that as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any rules, guidelines or policies of an applicable regulatory agency for CNB, the Parent Company or any of their respective affiliates, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the shares of Series A Preferred Stock, the shares of Series A Preferred Stock do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 1 Capital (as defined in Section 2(a)(2) of Appendix A of 12 C.F.R. 3) (or its then equivalent) for purposes of any capital adequacy guidelines as then in effect and applicable to CNB, the Parent Company or any of their respective affiliates.

        In the event that the Corporation proposes to redeem shares of Series A Preferred Stock after the occurrence of any event described in Section 5.6(g)(ii)(A) or (B), the Corporation will provide written notice of such redemption, via first-class mail, to each holder of record of the shares of Series A Preferred Stock to be redeemed not less than thirty (30) days nor more than sixty (60) days prior to the date for redemption of such shares.

        (h)  Automatic Exchange.

        Each share of Series A Preferred Stock will be exchanged automatically (the "Automatic Exchange") for one newly issued preferred share of CNB stock (each a "CNB Series C Preferred Share") having preferences, rights, restrictions and limitations which are substantially the same as the preferences, rights, restrictions and limitations of the Series A Preferred Stock if the Office of the Comptroller of the Currency (the "OCC") directs in writing (a "Directive") an exchange of Series A Preferred Stock for CNB Series C Preferred Shares due to the occurrence of any of the following events (each an "Exchange Event"): (i) CNB becomes "undercapitalized" under the OCC's then current prompt corrective action regulations, (ii) CNB is placed into bankruptcy, reorganization, conservatorship or receivership, or (iii) the OCC, in its exercise of supervisory authority over CNB, requires the Automatic Exchange of Series A Preferred Stock. Upon receipt by the Corporation of a Directive, each holder of shares of Series A Preferred Stock shall be unconditionally obligated to surrender to CNB the certificates representing such shares of Series A Preferred Stock of such holder in exchange for a certificate representing one CNB Series C Preferred Share for each share of Series A Preferred Stock. Any shares of Series A Preferred Stock purchased or redeemed by the Corporation prior to the Time of Exchange (as defined below) shall not be deemed outstanding and shall not be subject to the Automatic Exchange.

        The Automatic Exchange shall occur as of 9:00 a.m., Los Angeles local time, on the date for such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 9:00 a.m., Los Angeles local time, on the earliest possible date such exchange could occur consistent with the Directive (the "Time of Exchange"), as evidenced by the issuance by CNB of a press release prior to such time. As of the Time of Exchange, all of the shares of Series A Preferred Stock required to be exchanged shall be deemed canceled without any further action by the Corporation, all rights of the holders of such shares of Series A Preferred Stock as stockholders of the Corporation shall cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of CNB Series C Preferred Shares. The Corporation shall mail notice of the occurrence of an Exchange Event to each holder of shares of Series A Preferred Stock within 30 days of such event, and CNB shall deliver to each such holder certificates for CNB Series C Preferred Shares upon surrender of certificates for the shares of Series A Preferred Stock required to be exchanged. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered, certificates previously representing the shares of Series A Preferred Stock shall be deemed for all purposes to represent corresponding CNB Series C Preferred Shares.

        (i)    Rank.

        The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, senior to the Common Stock and no less than pari passu with all other classes or series of Preferred Stock whether issued before or after the issuance of the Series A Preferred Stock.

        (j)    Restrictions on Transfer.

          (i)    The shares of Series A Preferred Stock shall be subject to all of the provisions and restrictions on transfer as provided in Article VI and Article VII of the Charter of the Corporation, and each certificate representing shares of Series A Preferred Stock shall contain the legend set forth in Section 6.11 and the legend set forth in Section 7.2.

          (ii)  Unless the shares of Series A Preferred Stock have been registered under the Securities Act of 1933, as amended, and all applicable state securities laws, each certificate representing shares of Series A Preferred Stock shall contain the following legend:

          "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND NONE OF THIS SECURITY, THE SHARES OF PREFERRED STOCK EVIDENCED HEREBY ("PREFERRED SHARES"), OR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH A REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT AND RULE 506 THEREUNDER. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF THE CORPORATION THAT: (i) IT HAS ACQUIRED A "RESTRICTED" SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (ii) IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE CORPORATION, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A PERSON WHO THE SELLER REASONABLY BELIEVES, AND WHO REPRESENTS ITSELF TO BE, AN "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 506, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS

  OF ANY STATE OF THE UNITED STATES OR ANY APPLICABLE JURISDICTION; AND (iii) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OR ANY PREFERRED SHARES OF THE RESALE RESTRICTIONS SET FORTH IN (ii) ABOVE. ANY OFFER, SALE OR OTHER DISPOSITION PURSUANT TO THE FOREGOING CLAUSE (ii)(D) IS SUBJECT TO THE RIGHT OF THE CORPORATION TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION REASONABLY ACCEPTABLE TO IT IN FORM AND SUBSTANCE.

        (k)  Amendment.

        The Charter of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, in addition to any vote of stockholders otherwise required by law or under the Charter.

ARTICLE VI

REIT RESTRICTIONS ON TRANSFER

        Section 6.1    Definitions.    The following terms shall have the following meanings for purposes of this Article VI and other articles of the Charter:

        "Beneficial Ownership" means ownership of shares of any class or series of Common Stock or Preferred Stock by a Person (as defined below) who would be treated as an owner of such shares under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code as modified by Section 856(h)(i)(B) of the Code. The terms "Beneficial Owner," "Beneficially Own" and "Own Beneficially" shall have correlative meanings.

        "Beneficiary" means, with respect to the Trust (as defined below), one or more organizations named by the Corporation as beneficiary or beneficiaries of the Trust in accordance with Section 6.13(a) of this Article VI. Each such Beneficiary shall be an organization described in Section 501(c)(3) of the Code, that is not an "individual" within the meaning of Section 541 of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(l)(A), 2055 and 2522 of the Code.

        "Board of Directors" means the Board of Directors of the Corporation.

        "Excess Shares" has the meaning set forth in Section 6.3 of this Article VI.

        "Initial Issuance Date" means the calendar day immediately following the initial issuance of shares of Series A Preferred Stock.

        "Market Price", with respect to any class or series of Common Stock or Preferred Stock, on any date means the Closing Price (as defined below) on the Trading Day (as defined below) immediately preceding such date of such class or series of Common Stock or Preferred Stock. The "Closing Price", with respect to any class or series of Common Stock or Preferred Stock, on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE, as reported in the principal, consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such class or series of Common Stock or Preferred Stock is listed or admitted to trading or, if such class or series of Common Stock or Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted, price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if such class or series of Common Stock or Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such class or series of Common Stock or Preferred Stock selected by the Board of Directors of the Corporation or, if there is no professional market maker making a market in such class or series of Common Stock or Preferred Stock, the liquidation value of a share of such class or series of Common Stock or Preferred Stock as determined by the Board of Directors in its reasonable discretion. "Trading Day" means a day on which the principal national securities exchange on which the relevant class or series of Common Stock or Preferred Stock is listed or admitted to trading is open for the transaction of business or, if the relevant class or series of Common Stock or Preferred Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

        "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

        "Non-Transfer Event" means any event other than a purported Transfer that would cause (i) any Person (as defined below) (other than CNB and its affiliates) to Own Beneficially (as defined below) shares of Preferred Stock in excess of the Ownership Limit (as defined below), (ii) the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, and/or (iii) the Corporation to otherwise fail to qualify as a REIT (other than as a result of a violation of the "100-shareholder" requirement of Section 856(a)(5) of the Code), in each case including, but not limited to, the granting of any option on entering into any agreement for the sale, transfer or other disposition of shares of Common Stock or Preferred Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Common Stock or Preferred Stock.

        "NYSE" means the New York Stock Exchange, Inc.

        "Ownership Limit" means, for any Person (as defined below), other than CNB and its affiliates, the Beneficial Ownership of nine and nine-tenths percent (9.9%), in number of shares or value (determined on the basis of the Market Price), of the outstanding shares of any class or series of Preferred Stock of the Corporation.

        "Permitted Transferee" means any Person designated as a Permitted Transferee in accordance with the provisions of Section 6.13(e) of this Article VI.

        "Person" means (i) an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, limited liability company or other entity and (ii) also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        "Prohibited Owner" means, with respect to any purported Transfer or Non-Transfer Event, any Person whom, but for the provisions of Section 6.3 of this Article VI, would Beneficially Own shares of Common Stock or Preferred Stock.

        "Restriction Termination Date" means the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

        "Transfer" means any sale, transfer, gift, assignment, devise or other disposition of any shares of Common Stock or Preferred Stock (including (i) the granting of any option (including, but not limited to, an option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Common Stock or Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock or Preferred Stock or the exercise of such rights) whether voluntary or involuntary, whether of record or beneficially, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities which results in a change in the Beneficial Ownership of shares of Common Stock or Preferred Stock). The terms "Transfers" and "Transferred" shall have correlative meanings.

        "Trust" means the trust created pursuant to Section 6.13 of this Article VI.

        "Trustee" means any Person or entity unaffiliated with both the Corporation and any Prohibited Owner who is designated by the Corporation to act as trustee of the Trust, and any successor trustee appointed by the Corporation.

        Section 6.2    Restriction on Ownership and Transfers.

        (a)  Except as provided in Section 6.10 of this Article VI, commencing on the Initial Issuance Date and prior to the Restriction Termination Date, no Person (other than CNB and its affiliates) shall Beneficially Own shares of any class or series of Preferred Stock in excess of the Ownership Limit.

        (b)  Except as provided in Section 6.10 of this Article VI, and subject to the provisions of Section 6.14 of this Article VI, commencing on the Initial Issuance Date and prior to the Restriction Termination Date, any Transfer or other event that, if effective, would result in any Person (other than CNB and its affiliates) Beneficially Owning shares of any class or series of Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no right or interest in such shares of Preferred Stock.

        (c)  Subject to the provisions of Section 6.14 of this Article VI, commencing on the Initial Issuance Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the outstanding shares of Common Stock and Preferred Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no right or interest in such shares of Common Stock or Preferred Stock.

        (d)  Notwithstanding any other provision herein, subject to the provisions of Section 6.14 of this Article VI, commencing on the Initial Issuance Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Common Stock or Preferred Stock, as the case may be, that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no right or interest in such shares of Common Stock or Preferred Stock, as the case may be.

        (e)  Notwithstanding any other provision herein, subject to the provisions of Section 6.14 of this Article VI, commencing on the Initial Issuance Date and prior to the Restriction Termination Date, any Transfer that, if effective, would cause the Corporation to fail to qualify as a REIT under the Code for any reason shall be void ab initio as to the Transfer of that number of shares of Common Stock or Preferred Stock, as the case may be, in excess of the number that could have been Transferred without such result; and the intended transferee shall acquire no right or interest in such shares of Common Stock or Preferred Stock, as the case may be.

        (f)    A Transfer of a share of Common Stock or Preferred Stock which is null and void under paragraphs (b), (c), (d) or (e) of this Section 6.2 of this Article VI shall not adversely affect the validity of the Transfer of any other share of Common Stock or Preferred Stock in the same or any other related transaction.

        Section 6.3    Transfer in Trust.

        (a)  If, notwithstanding the other provisions contained in this Article VI, at any time on or after the Initial Issuance Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than CNB and its affiliates) would Own Beneficially shares of any class or series of Preferred Stock in excess of the Ownership Limit, then (i) except as otherwise provided in Section 6.10 of this Article VI, the Prohibited Owner shall acquire no right, or interest (or in the case of a Non-Transfer Event, shall cease to own any right or interest) in such number of shares of such class or series of Preferred Stock that would cause such Beneficial Owner to Beneficially Own shares of such class or series of Preferred Stock in excess of the Ownership Limit and (ii) such number of shares of such class or series of Preferred Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated as excess shares ("Excess Shares") and, in accordance with Section 6.13 of this Article VI, be transferred automatically and by operation of law to the Trust for the benefit of the Beneficiary. Such transfer to the Trust and the designation of the shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

        (b)  If, notwithstanding the other provisions contained in this Article VI, at any time on or after the Initial Issuance Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code or to otherwise fail to qualify as a REIT (other than as a result of a violation of the 100-shareholder requirement of Section 856(a)(5)), then (i) except as otherwise provided in Section 6.10 of this Article VI, the Prohibited Owner shall acquire no right or interest (or, in the case of a Non-Transfer Event, shall cease to own any right or interest) in such number of shares of Common Stock or Preferred Stock, the ownership of which by such purported transferee or record holder would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or to otherwise fail to qualify as a REIT (other than as a result of a violation of the 100-shareholder requirement of Section 856(a)(5)) and (ii) such number of shares of Common Stock or Preferred Stock (rounded up to the nearest whole share) shall be designated as Excess Shares and, in accordance with the provisions of Section 6.13 of this Article VI, be transferred automatically and by operation of law to the Trust for the benefit of the Beneficiary. Such transfer to the Trust and the designation of shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

        Section 6.4    Remedies for Breach.    If the Board of Directors or a committee thereof shall at any time determine in good faith that a Non-Transfer Event has occurred, a Transfer has taken place in violation of Section 6.2 of this Article VI or that a Person intends to acquire or has attempted to acquire or may acquire Beneficial Ownership of any shares of Common Stock or Preferred Stock in violation of Section 6.2 of this Article VI (whether or not such violation is intended), the Board of Directors shall be empowered to take any action it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including but not limited to, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer or acquisition.

        Section 6.5    Notice of Restricted Transfer.    Any Person who acquires or attempts to acquire shares of Common Stock or Preferred Stock in violation of Section 6.2 of this Article VI, or any Person who owned shares of Common Stock or Preferred Stock that were transferred to a Trust pursuant to the provisions of Section 6.3 of this Article VI, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT. Failure to give such notice shall not in any way limit the rights and remedies of the Board of Directors provided herein.

        Section 6.6    Reserved.

        Section 6.7    Owners Required to Provide Information.    Prior to the Restriction Termination Date:

        (a)  Every Beneficial Owner of more than one-half of one percent (0.5%) (or such lower percentage as required in the applicable regulations adopted under the Code) of shares of any class or series of Preferred Stock of the Corporation outstanding shall, within thirty (30) days after December 31 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of such class or series of Preferred Stock Beneficially Owned by such Beneficial Owner, a full description of how such shares are held and a statement identifying the actual or constructive owners of such shares. Each such Beneficial Owner shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to its Beneficial Ownership of shares of such class or series of Preferred Stock as the Corporation, in its sole discretion, deems appropriate or necessary, (i) to comply with the provisions of the Code regarding the qualification of the Corporation as a REIT and (ii) to ensure compliance with the Ownership Limit.

        (b)  At the request of the Corporation, any Person who is a Beneficial Owner of shares of Common Stock or Preferred Stock and any Person (including the stockholder of record) who is holding shares of Common Stock or Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide (i) such information as the Corporation, in its sole discretion, may request from time to time in order (A) to determine the Corporation's status as a REIT, (B) to ensure compliance with the requirements of any taxing authority or other governmental agency or (C) to ensure compliance with the Ownership Limit and (ii) a statement or affidavit to the Corporation setting forth the number of shares of each class or series of Common Stock or Preferred Stock Beneficially Owned by such stockholder or proposed transferee and any related Persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

        (c)  In addition, every individual who Beneficially Owns shares of any class or series of Preferred Stock of the Corporation shall, upon demand by the Corporation, disclose to the Corporation in writing information for the purpose of determining whether the Corporation is a "pension-held REIT" within the meaning of Section 865(h)(3)(D) of the Code. In this context, "individual" is defined as any natural person and any entity that is included in the definition of "individual" in Section 542(a)(c) of the Code, but does not include a pension trust described in Section 401(a) of the Code that qualifies for "look through treatment" under Section 856(h)(3)(A)(i) of the Code.

        Section 6.8    Remedies Not Limited.    Nothing contained in this Article VI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 6.14 of this Article VI) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT, and to insure compliance with the Ownership Limit.

        Section 6.9    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.1 of this Article VI, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

        Section 6.10    Exceptions.

        (a)  The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence satisfactory to it, may waive the application of the Ownership Limit, in whole or in part, to any Person, if such Person is not an individual for purpose of Section 542(a) of the Code and is a corporation, partnership, estate or trust; provided, however, in no event may the Board of Directors grant any such exception if it would, in the Board of Director's judgment, jeopardize the Corporation's status as a REIT. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary in its sole discretion to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

        (b)  For a period of 90 days following the acquisition of shares of Preferred Stock by an underwriter that (i) is a corporation or a partnership and (ii) participates in an offering of the Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the shares of Preferred Stock purchased by it as a part of such offering.

        (c)  Anything in this Article VI or elsewhere in the Charter to the contrary notwithstanding, CNB, any directly or indirectly owned subsidiary of CNB or the Parent Corporation, and any other affiliate of CNB, and with respect to any of the foregoing, any of their respective successors, shall be exempt from the Ownership Limit and may Beneficially Own shares of any class or series of Preferred Stock in excess of the Ownership Limit.

        Section 6.11    Legend.    Each certificate for shares of Common Stock or Preferred Stock shall bear the following legend (in addition to the legends required by other provisions of the Charter of the Corporation):

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT (A "REIT") UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN OTHER RESTRICTIONS, AND EXCEPT AS EXPRESSLY PROVIDED IN THE CHARTER OF THE CORPORATION: (1) NO PERSON (OTHER THAN CITY NATIONAL BANK AND ITS AFFILIATES) MAY BENEFICIALLY OWN SHARES OF PREFERRED STOCK OF ANY CLASS OR SERIES OF THE CORPORATION IN EXCESS OF 9.9% (BY VALUE OR BY NUMBER OF OUTSTANDING SHARES OF SUCH CLASS OR SERIES OF PREFERRED STOCK) OF THE OUTSTANDING SHARES OF SUCH CLASS OR SERIES OF PREFERRED STOCK; (2) NO PERSON MAY BENEFICIALLY OWN SHARES OF STOCK IN THE CORPORATION THAT WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (3) NO PERSON MAY TRANSFER SHARES OF STOCK OF THE CORPORATION IF SUCH TRANSFER WOULD RESULT IN THE SHARES OF STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION). ANY PERSON WHO BENEFICIALLY OWNS OR ATTEMPTS TO BENEFICIALLY OWN SHARES OF STOCK OF THE CORPORATION WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN SHARES OF STOCK OF THE CORPORATION IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF

  ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, SOME OR ALL OF THE SHARES OF STOCK OF THE CORPORATION REPRESENTED HEREBY WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS (OR CHANGES IN RECORD OWNERSHIP OF SHARES OF STOCK IN THE CORPORATION IN THE CASE OF A NON-TRANSFER EVENT) IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS USED IN THIS LEGEND WHICH ARE DEFINED IN THE CHARTER OF THE CORPORATION SHALL HAVE THE MEANINGS SET FORTH IN THE CHARTER OF THE CORPORATION, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH ABOVE, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF STOCK OF THE CORPORATION UPON REQUEST AND WITHOUT CHARGE. REQUESTS FOR A COPY OF THE CHARTER OF THE CORPORATION MUST BE DIRECTED TO THE SECRETARY OF THE CORPORATION.

        Section 6.12    Severability.    If any provision of this Article VI or any application of any such provision is determined to be void, invalid or unenforceable by any federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions of the Charter of the Corporation (including without limitation this Article VI) shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

        Section 6.13    Excess Shares.

        (a)    Ownership in Trust.    Upon any purported Transfer, Non-Transfer Event or purported change in Beneficial Ownership that results in shares of Preferred Stock being designated Excess Shares pursuant to Section 6.3 of this Article VI, such Excess Shares shall be transferred to a Trust for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary that is an organization described in Section 501(c)(3) of the Code that is not an "individual" within the meaning of Section 542 of the Code, if one does not already exist, within five (5) days after the discovery of any Transfer to the Trust. Excess Shares shall remain issued and outstanding shares of stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as all other issued and outstanding shares of the same class and series of stock. When transferred to a Permitted Transferee in accordance with the provisions of Section 6.13(e) of this Article VI, such Excess Shares shall cease to be designated as Excess Shares.

        (b)    Dividend Rights.    The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors of the Corporation on such shares of Common Stock or Preferred Stock designated Excess Shares and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Excess Shares shall repay to the Trustee the amount of any dividends or distributions received by it that (i) are attributable to any shares of Common Stock or Preferred Stock designated Excess Shares and (ii) the record date of which is on or after the date that such shares became Excess Shares. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Common Stock or Preferred Stock Beneficially Owned by the Person who, but for the provisions of Section 6.3 of this Article VI, would Beneficially Own the Excess Shares, and as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trustee for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

        (c)    Rights Upon Liquidation.    Subject to the preferential rights of any class or series of Preferred Stock, if any, as may be determined by the Board of Directors pursuant to Section 5.4 or 5.6 of the Charter of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Trustee of Excess Shares shall be entitled to receive, ratably with each other holder of shares of Common Stock or Preferred Stock of the same class or series, that portion of the assets of the Corporation available for distribution to the holders of such class and series of Common Stock or Preferred Stock. The Trustee shall distribute to the Prohibited Owners the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that no Prohibited Owner who paid for shares of Common Stock or Preferred Stock in any purported Transfer that resulted in the Excess Shares, or in the case of a Non-Transfer Event or a Transfer in which the Prohibited Owners did not give value for such shares (e.g., through a gift or devise), shall receive a distribution greater than a price per share equal to the Market Price on the date of any purported Transfer or Non-Transfer Event that resulted in the Excess Shares. Any remaining amount in the Trust shall be distributed ratably to the Beneficiary of the Trust.

          (d)    Voting Rights.    The Trustee shall be entitled to vote all Excess Shares. Any vote by a Prohibited Owner as a holder of shares of Common Stock or Preferred Stock subsequent to the discovery of the Corporation that such shares of Common Stock or Preferred Stock are Excess Shares shall, subject to applicable law and only to the extent that no Person other than the applicable Prohibited Owner is materially and adversely affected, be rescinded and shall be void ab initio with respect to such Excess Shares and the applicable Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of the shares of Common Stock or Preferred Stock under Section 6.3(a) of this Article VI, an irrevocable proxy to the Trustee to vote the Excess Shares in the manner in which the Trustee, in its sole and absolute discretion, desires.

          (e)    Designation of Permitted Transferee.    The Trustee shall have the exclusive and absolute right to designate one or more Permitted Transferees of any and all Excess Shares. As soon as reasonably practicable, in an orderly fashion so as not to materially adversely affect the Market Price of the Excess Shares, the Trustee shall designate any person as a Permitted Transferee; provided, however, that (i) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (ii) the acquisition of such Excess Shares by any Permitted Transferee so designated will not result in a transfer to a Trust and the redesignation of such shares of Common Stock or Preferred Stock so acquired as Excess Shares under Section 6.3 of this Article VI. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this paragraph, the Trustee of the Trust shall (i) cause to be transferred to the Permitted Transferee that number of Excess Shares acquired by the Permitted Transferee, (ii) cause the Permitted Transferee to be recorded as the holder of record of such number of shares of Common Stock or Preferred Stock on the books of the Corporation; and (iii) distribute to the Beneficiary any and all amounts held with respect to the Excess Shares after making payment to the applicable Prohibited Owner pursuant to Section 6.13(f) of this Article VI.

          (f)    Compensation to Record Holder of Shares that Become Excess Shares.    Any Prohibited Owner shall be entitled (following discovery of the Excess Shares and the subsequent designation of a Permitted Transferee in accordance with Section 6.13(e) of this Article VI to receive from the Trustee the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Common Stock or Preferred Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for such shares, or in the case of (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which

  Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee of the Trust from the sale or other disposition of such Excess Shares in accordance with Section 6.13(e) of this Article VI. Any amounts received by the Trustee in respect of the Excess Shares in excess of the amounts to be paid to the applicable Prohibited Owner pursuant to this Section 6.13(f) of this Article VI shall be distributed to the Beneficiary in accordance with the provisions of Section 6.13(e) of this Article VI. Each Beneficiary and Prohibited Owner waives any and all claims that they may have against the Trustee and the Corporation arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 6.13 of this Article VI by, such Trustee or the Corporation.

          (g)    Purchase Right in Excess Shares.    Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of a devise or gift, the Market Price on the date of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer which resulted in such Excess Shares and (ii) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Shares has occurred.

        Section 6.14    Settlement.    Notwithstanding any provision contained herein to the contrary, nothing in the Charter of the Corporation shall preclude the settlement of any transaction with respect to any class or series of Common Stock or Preferred Stock entered into through facilities of the NYSE or the NASDAQ.

ARTICLE VII

OTHER RESTRICTIONS ON TRANSFER

        Section 7.1    No class or series of Preferred Stock of the Corporation may be owned (either directly or indirectly) by 500 or more persons (as such term is defined in the Securities Exchange Act of 1934, as amended). If any purported Transfer (as defined in Article VI) or other event would result in any class or series of Preferred Stock being owned (either directly or indirectly) by 500 or more persons, then the purported Transfer or other event shall be null and void ab initio, and the intended Transferee shall acquire no right or interest in such shares of Preferred Stock.

        Section 7.2    Each certificate representing shares of Preferred Stock shall bear the following legend (in addition to the legends required by other provisions of the Charter of the Corporation or applicable law):

  "NO PERSON MAY TRANSFER THIS SECURITY OR ANY SHARES OF PREFERRED STOCK OF ANY CLASS OR SERIES IF SUCH TRANSFER WOULD RESULT IN THE NUMBER OF HOLDERS OF SHARES OF PREFERRED STOCK OF SUCH CLASS OR SERIES EQUALING OR EXCEEDING 500 PERSONS (AS DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED). ANY ATTEMPTED TRANSFER IN VIOLATION OF SUCH RESTRICTIONS SHALL BE VOID AND OF NO FURTHER EFFECT AND SHALL BE SUBJECT TO THE FURTHER PROVISIONS OF THE CORPORATION'S CHARTER. THESE RESTRICTIONS ARE SET FORTH IN FULL DETAIL IN THE CORPORATION'S CHARTER, A COPY OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS."

        Section 7.3    The provisions of Article VII of the Charter shall cease to apply to any class or series of Preferred Stock of the Corporation which has been registered under the Securities Exchange Act of 1934, as amended.

ARTICLE VIII

AMENDMENTS

        The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter of the Corporation on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided in the Charter of the Corporation, any amendment to the Charter shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter by the stockholder of the Corporation.

ARTICLE IX

LIMITATION OF LIABILITY

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

        THIRD:    The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

        FOURTH:    The foregoing amendment and restatement of the Charter does not increase the authorized stock of the Corporation.

        FIFTH:    The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

        SIXTH:    The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the Charter.

        SEVENTH:    There are currently four directors of the Corporation, and the names of those directors currently in office are as follows: Marshall Ezralow, Frank Pekny, Sandy Singer and Heng Chen.

        EIGHTH:    The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 5th day of Sept, 2002.

ATTEST:	CN REAL ESTATE INVESTMENT CORPORATION II
/s/ [ILLEGIBLE] Assistant Secretary	By:	/s/ FRANK P. PEKNY President	(SEAL)

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Exhibit 4(h)
CN REAL ESTATE INVESTMENT CORPORATION II ARTICLES OF AMENDMENT AND RESTATEMENT
ARTICLE I NAME
ARTICLE II PURPOSE
ARTICLE III PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
ARTICLE IV PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
ARTICLE V STOCK
ARTICLE VI REIT RESTRICTIONS ON TRANSFER
ARTICLE VII OTHER RESTRICTIONS ON TRANSFER
ARTICLE VIII AMENDMENTS
ARTICLE IX LIMITATION OF LIABILITY